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Paragon Health Network                                               Exhibit 3

                                 SCHEDULE 13D
                           PROXY AND VOTING AGREEMENT
                           --------------------------


          THIS PROXY AND VOTING AGREEMENT (this "Agreement") is made and entered into as of this 4th day of November, 1997, by and among Apollo Management, L.P., a Delaware limited partnership ("Apollo Management" and together with its affiliates and managed investment funds "Apollo"), and the stockholders listed on the signature pages hereto (the "Stockholders").

          WHEREAS, Living Centers of America, Inc., a Delaware corporation ("LCA"), Apollo Management, on behalf of one or more managed investment funds, and Apollo LCA Acquisition Corp., a Delaware corporation ("Apollo Sub" and together with any other successor thereto including LCA upon consummation of the Merger (as defined below), the "Company"), have entered into an agreement (the "Merger Agreement"), with respect to a merger of Apollo Sub with and into LCA (the "Merger") pursuant to which LCA will be the surviving corporation; and

          WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as September 17, 1997 (the "Stock Purchase Agreement"), the Stockholders have agreed to purchase and Apollo Sub has agreed to issue and sell 5,925,920 shares of common stock of Apollo Sub, par value $.01 per share (the "Apollo Sub Common Stock");

          WHEREAS, pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Apollo Sub Common Stock will be converted into a duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of LCA (or any successor) (the "Company Common Stock"), the surviving corporation;

          WHEREAS, in connection with the Stock Purchase Agreement and the Merger Agreement, and in order to provide for certain rights and obligations in respect of the shares of common stock of the Company owned by each of them as of the date hereof, each of the Stockholders has agreed to enter into a Stockholders Agreement, substantially in the form of Exhibit A to the Stock Purchase Agreement (the "Stockholders Agreement"); and

          WHEREAS, in addition to the Stockholders Agreement, the parties hereto desire to provide for certain voting rights and obligations in respect of the Shares as provided herein.

          NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained herein and in the Stock Purchase Agreement, and intending to be legally bound, the parties hereto agree as follows:

          1.   Definitions.   As used in this Agreement, (i) the term "Shares"
               -----------
includes the shares of Apollo Sub Common Stock sold pursuant to the Stock Purchase Agreement, the


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shares of Apollo Sub Common Stock subject to a warrant sold pursuant to that certain Warrant Purchase Agreement, dated as of September 17, 1997, and all shares of capital stock of the Company issued as a result of any stock dividend on, or stock split or reclassification or conversion of, any such shares or issued with respect to any such shares in connection with any merger or reorganization involving the Company including, without limitation, the shares of Company Common Stock issued upon consummation of the Merger, and (ii) the term "Holders" means Apollo, the Stockholders and all subsequent holders of Shares who acquired the same directly or indirectly from the Stockholders in a transaction or series of transactions not involving any public offering.

          2.   Grant of Proxy.  For a period ending on the third anniversary of
               --------------
the consummation of the Merger, each Stockholder hereby appoints Apollo Management, with full power of substitution (Apollo Management and its substitutes being referred to herein as the "Proxy"), as attorneys and proxies to vote all the Shares on matters as to which such Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which it is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy's absolute, sole and binding discretion. Each Stockholder agrees that the Proxy may, in such Stockholder's name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all the Shares at any such annual or special meeting, and (ii) execute with respect to all the Shares any written consent to, or dissent from, corporate action in writing without a meeting. Except as contemplated by Section 3 of this Agreement or with the prior written consent of Proxy, each Stockholder agrees to refrain from
(A) voting at any annual or special meeting of the stockholders of the Company,
(B) executing any written consent in lieu of a meeting of the stockholders of the Company, (C) exercising any rights of dissent with respect to the Shares, and (D) granting any proxy or authorization to any person with respect to the voting of the Shares, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. Each Stockholder agrees that this grant of proxy is irrevocable and coupled with an interest in accordance with the provisions of Section 212 of the Delaware General Corporation Law and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters. Each Stockholder hereby revokes any proxy previously granted by it with respect to the Shares. In discharging its powers under this Agreement, the Proxy may rely upon advice of counsel to Apollo Management, and any vote made or action taken by the Proxy in reliance upon such advice of counsel shall be deemed to have been made in good faith by the Proxy.

          3.   Voting Agreement.  If requested by Proxy, each Stockholder hereby
               ----------------
agrees to appear (in person or by proxy) at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum. For a period ending on the third anniversary of the consummation of the Merger, each Stockholder hereby agrees to vote all of the Shares at any annual or special meeting of stockholders or by executing any written consent: (i) in favor of the approval and adoption of the Merger Agreement and all related matters, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the

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Company under the Merger Agreement; (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger; and
(iv) in accordance with the instructions of Apollo Management with respect to any other action.

          4.   Transfer.  Subject to the provisions of the Stock Purchase
               --------
Agreement and the Stockholders Agreement, the Stockholders may sell, transfer, assign or otherwise dispose of any of the Shares; provided, however, that each Stockholder hereby agrees not to sell, transfer, assign or otherwise dispose of any of the Shares unless (i) such Stockholder delivers written notice to Apollo Management of its intent to transfer Shares not less than five (5) business days prior to such transfer, and (ii) such transferee becomes a party to this Agreement. Any purported transfer in violation of the provisions of this Agreement (an "Unauthorized Transfer") shall be null and void. The Company will not register, recognize or give effect to any Unauthorized Transfer and the purported transferee of any Shares pursuant to an Unauthorized Transfer will not thereby acquire any rights in such Shares. The Company will, immediately upon becoming aware of an actual or attempted Unauthorized Transfer, instruct the transfer agent for the Shares to issue an appropriate stop transfer order with regard to such transaction or attempted transaction.

          5.   Standstill.  Apollo and each Stockholder hereby agrees not to
               ----------
take any action in its capacity as Proxy or as a Stockholder, as the case may be, that would cause any Stockholder to be in breach of Article V of the Stockholders Agreement.

          6.   Termination.  This Agreement shall terminate upon the earlier to
               -----------
occur of (i) the third anniversary of the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

          7.   Representations and Warranties.  Each Stockholder, severally as
               ------------------------------
to itself and not jointly or as to any other Stockholder, hereby represents and warrants to Apollo as follows:

          (a) Authority Relative to this Agreement.  Such Stockholder has all
              ------------------------------------
necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Apollo Management, this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (b) Ownership of Shares.  Such Stockholder has good and marketable
              -------------------
title to all of the shares of the Company Common Stock indicated opposite the Stockholder's

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name on the signature page hereto, which constitute all the shares of the
Company Common Stock owned by such Stockholder. There are no restrictions on the voting rights pertaining to such shares of Company Common Stock except pursuant to this Agreement and the Stockholders Agreement.

          (c) No Conflicts.  Neither the execution and delivery of this
              ------------
Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound. Other than this Agreement and the Stockholders Agreement, there are no other agreements or understandings with respect to the voting of the Shares, and such Stockholder hereby agrees that it will not enter into such an agreement.

          8.   Entire Agreement.  This Agreement (a) constitutes the entire
               ----------------
agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

          9.   Specific Performance.  The parties hereto acknowledge that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

          10.  Parties in Interest.  This Agreement shall be binding upon and
               -------------------
inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person not a party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          11.  Counterparts.  This Agreement may be executed in two or more
               ------------

counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          12.  Notices.  Any notices or other communications required or
               -------
permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

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               (a)  If to Apollo Management to:

                    Apollo Management, L.P.
                    1999 Avenue of the Stars
                    Los Angeles, California  90067
                    Telecopy No.:  (310) 201-4166
                    Attention:  Michael D. Weiner

                    with a copy to:

                    Sidley & Austin
                    555 W. Fifth Street, Suite 4000
                    Los Angeles, California  90013
                    Telecopy No.:  (213) 896-6600
                    Attention:  Robert W. Kadlec, Esq.

               (b) If to the Stockholders, to the addresses noted on the
                   signature pages hereto.

          13.  Descriptive Headings.  The headings herein are inserted for
               --------------------
convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          14.  Validity.  The invalidity or unenforceability of any provision of
               --------
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect parties hereto.

          15.  Further Assurances.  The parties hereto will execute and deliver
               ------------------
all such further documents and instruments and take all such further actions as may be necessary in order to consummate the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

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APOLLO MANAGEMENT, L.P.,
on behalf of one or more managed investment funds

By:  AIF III Management, Inc.
     Its General Partner

By:  /s/ Michael D. Weiner
     ---------------------
     Name:
     Title:


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CHASE EQUITY ASSOCIATES, L.P.

By:  Chase Capital Partners
     Its General Partner



By:  /s/ Brian J. Richmand
     ---------------------
     Partner

666,667 shares of Company Common Stock

Address:  380 Madison Avenue
          12th Floor
          New York, New York 10017
          Attention: Christopher C. Behrens
          Telecopy No.: (212) 622-3101

          with a copy of notices and other communications to:

          O'Sullivan Graev & Karabell, LLP
          30 Rockefeller Plaza
          New York, New York 10112
          Attention: Michael F. Killea, Esq.
          Telecopy No.: (212) 408-2420


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HEALTHCARE EQUITY PARTNERS, L.P.

By:  Beecken, Petty & Company, L.L.C.
     Its General Partner




By:  /s/ John W. Kneen
     -----------------
     Managing Director

60,864 shares of Company Common Stock

Address:  c/o Beecken, Petty & Company, L.L.C.
          901 Warrenville Road, Suite 205
          Lisle, Illinois 60532
          Attention: David K. Beecken
          Telecopy No.:  (630) 435-0370


HEALTHCARE EQUITY QP PARTNERS, L.P.

By:  Beecken, Petty & Company, L.L.C.
     Its General Partner



By:  /s/ John W. Kneen
     -----------------
     Managing Director

186,050 shares of Company Common Stock

Address:  c/o Beecken, Petty & Company, L.L.C.
          901 Warrenville Road, Suite 205
          Lisle, Illinois 60532
          Attention: David K. Beecken
          Telecopy No.:  (630) 435-0370

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KEY CAPITAL CORPORATION

By:  /s/ Stephen R. Haynes
     ---------------------
      Stephen R. Haynes, Vice President


92,593 shares of Company Common Stock

Address:  127 Public Square, 6th Floor
          Cleveland, OH 44114
          Attention: Stephen R. Haynes
          Telecopy No.:  (216) 689-3204


KEY EQUITY PARTNERS 97

By:  /s/ Stephen R. Haynes
     ---------------------

      Stephen R. Haynes
      Its: General Partner


30,864 shares of Company Common Stock

Address:  127 Public Square, 6th Floor
          Cleveland, OH 44114
          Attention: Stephen R. Haynes
          Telecopy No.:  (216) 689-3204

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DRAX HOLDINGS L.P.

By:  Inman Corporation
     Its: General Partner



 By: /s/Burton W. Kanter
     -------------------
     Burton W. Kanter, President

25,000 shares of Company Common Stock

Address:  281 Broad Avenue South
          Naples, FL 33940
          Attention: Linda Hamilton
          Telecopy No.:  (941) 262-0467


 WALNUT GROWTH PARTNERS LIMITED PARTNERSHIP

By:  Walnut GP, L.L.C.
     Its: General Partner



By:  /s/ Michael Faber
     -----------------
     Michael Faber, its Managing Member

24,691 shares of Company Common Stock

Address:  Suite 700
          1227 25th Street, N.W.
          Washington, D.C. 20037
          Attention: Michael Faber
          Telecopy No.:  (202) 296-2882

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       /s/ Keith B. Pitts
       ------------------
          Keith B. Pitts

50,000 shares of Company Common Stock

Address:  c/o Paragon Health Network, Inc.
          1 Ravinia Drive, Suite 1500
          Atlanta, GA 30346
          Telecopy No.: (770) 379-0753

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